Exhibit 3.1

Yukon	Business Corporation Act (Subsection 182(2)) Form 11
RESTATED ARTICLES OF INCORPORATION
community Services	Loi sur les sociétés par actions (Paragraphe 182(2)) Formule 11
Services aux collectivités	STATUTS CONSTITUTIFS MIS À JOUR

Attach additional page(s) if necessary / Annexer des feuilles supplémentaires au besoin

1.	Name of corporation / Dénomination sociale de la société par actions :

Ultra Pet roleum Corp.

2.	Yukon registry number / Numéro d’enregistrement au Yukon :

527812

3.	The classes of shares that the corporation is authorized to issue (including the information required by para.8(1)(b) of the Business corporations Act) :
Catégories d’actions que la société est autorisée à émettre (y compris les renseignements obligatoires en vertu de l’alinéa 8(1)(b) de la Loi sur les sociétés par actions) :

See the attached Schedule A which is incorporated into and forms part of this form.

4.	Restrictions, if any, on Share transfers / Restrictions, le cas échéant, sur les transferts d’actions :

None.

5.	Number of directors (or minimum and maximum number) :	See the attached Schedule A.
Nombre d’administrateurs (ou le nombre minimal et maximal) :

6.	Restrictions, if any, on business the corporation may carry on (including the restrictions in para. 18(1)(h) of the Yukon Act (Canada)) :
Restrictions, le cas échéant, aux activités commerciales que peut exercer la société par actions (y compris les restrictions prévues à l’alinéa 18(1)h) de la Loi sur le Yukon (Canada)) :

The corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph, telephone or irrigation company.

7.	Other provisions, if any / Autres clauses, le cas échéant :

See the attached Schedule A.

8.	Name of individual signing / Nom du signataire :

Kerr	Kason
Last Name / Nom de famille	First Name / Prénom

9.	Title of individual signing / Titre du signataire :

Vice President, General Counsel and Corporate Secretary
Director, officer, or authorized agent / Administrateur, dirigeant ou mandataire autorisé

YG(6128Q)F2 03/2015

10.

I certify that these restated Articles of Incorporation correctly set out, without substantive change, the corresponding provisions of the original Articles of Incorporation and all amendments to them. J’atteste que les présents statuts constitutifs mis à jour contiennent, sans modifications importantes, les dispositions correspondantes des statuts constitutifs originaux avec les modifications qui y ont été apportées.

11.	Date of signature / Date de signature :	2019-05-24
		YYYY/AAAA	MM/MM	DD/JJ

Your personal information contained in this form is collected under the authority of the Business Corporations Act RSY 2002, c.20. It will be used for the purposes of that Act and its regulations and for other lawful purposes. This includes the compilation of a public registry. Any person is entitled to examine the information contained in this public registry, and make copies or extracts thereof. For further information, contact the Manager, Corporate Registries at (867) 633-7969, toll free within Yukon 1-800-661-0408, ext 7969.

Les renseignements personnels contenus dans la présents formule sont recueillis sous le régime de la Loi sur les sociétés par actions, LRY 2002, ch. 20. lls seront utilisés aux fins de cette loi et de ses règlements et à d’autres fins légitimes, notamment pour constituer un registre public. ll est permis à toute personne d’examiner les renseignements contenus dans ce registre public et de faire des copies ou d’obtenir des extraits. Pour de plus amples renseignements, veuillez communiquer avec le Responsable, Registres des entreprises au 867-633-7969, sans frais au Yukon 1-800-661-0408, poste 7969.

SCHEDULE "A"

To the RESTATED ARTICLES OF INCORPORATION of

ULTRA PETROLEUM CORP.

1.The classes and any maximum number of shares that the Corporation is authorized to issue:

The Corporation is authorized to issue an unlimited number of shares without nominal or par value and the authorized capital of the Corporation is to be divided into:

1.1	common shares which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:
(a)	Voting

Holders of common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class of shares of the Corporation are entitled to vote separately.

(b)	Dividends

Subject to the prior rights of the holders of preferred shares and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation (the “Board”) out of moneys properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine and all dividends which the Board may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

(c)	Participation in Assets on Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the preferred shares and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.2	preferred shares which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:
(a)	Board’s Authority to Issue in One or More Series

The Board may issue the preferred shares at any time and from time to time in one or more series. Before the first shares of any particular series are issued, the Board shall fix the number of preferred shares in such series and determine, subject to the limitations in the Articles, the designation, rights, privileges, restrictions and conditions attached to the shares of such series including without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the priorities thereof in relation to other shares or the priorities of other shares in relation thereto, if any, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights, if any, the conversion or exchange rights attached thereto, if any, the voting rights attached thereto, if any, and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the Board shall send to the Registrar, as defined in the Yukon Business Corporations Act, Articles of Amendment containing the description of such series including the designation, rights, privileges, restrictions and conditions attached thereto as determined by the Board.

(b)	Ranking of Preferred Shares

No rights, privileges, restrictions or conditions attached to a series of preferred shares shall confer upon a series a priority in respect of voting dividends or return of capital over any other series of preferred shares then outstanding. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of the Corporation ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full the preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, of any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of preferred shares of each series of the amounts of dividends and capital payable in accordance with these provisions and the rights, privileges and restrictions attached to each series of preferred shares, the holders of preferred shares shall not be entitled to share in any further distribution of the property and assets of the Corporation. The preferred shares of any series may also be given such other preferences, consistent with the Articles, over the common shares and over any other shares raking junior to the preferred shares as may be determined in the case of such series of preferred shares.

(c)	Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attaching to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of the preferred shares given as hereinafter specified.

The approval of the holders of preferred shares to add to, change or remove any rights, privilege, restriction or condition attaching to the preferred shares as a class or to any other matter requiring the consent of the holders of the preferred shares as a class may be given in such manner as may then be required by law, subject to a minimum requirement that such approval shall be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of preferred shares duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Yukon Business Corporations Act (as from time to time amended, varied or replaced) and prescribed in the Bylaws of the Corporation with respect to meetings of shareholders. On every poll taken at a meeting of holders of preferred shares as a class, each holder entitled to vote thereat shall have one vote in respect of each preferred share held by him.

2.The minimum number of directors of the Corporation is three and the maximum number of directors of the Corporation is nine. At each annual meeting of shareholders, directors shall be elected for a term of office to expire on the close of the next succeeding annual meeting of shareholders.

3.	Other provisions:
3.1	Non-voting shares are prohibited.
3.2	A meeting of the shareholders of the Corporation may, in the Board’s unfettered discretion, be held at any location in North America and Europe specified by the Board in the Notice of such meeting.
3.3

The Board may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual general meeting of the Corporation, provided that the total number of directors shall not exceed the maximum number of directors fixed pursuant to the Articles.